Exhibit 99.1
NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(773) 478-0631

CTI Industries Corporation Reports
2009 Results, Including Strong Sales
And Profits for the Fourth Quarter and Year End 2009

FOR IMMEDIATE RELEASE
March 22, 2010

BARRINGTON, IL, March 22, 2010 — CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its full-year results of operations for 2009, as well as for the three months ended December 31, 2009.

Fourth Quarter Results

Consolidated net sales for the fourth quarter 2009 were $10,738,000 compared to consolidated net sales of $9,832,000 for the fourth quarter of 2008, an increase of 9.2%.  For the quarter, CTI had net income of $296,000, or $0.11 per share (basic and diluted), compared to net income of $121,000, or $0.04 per share (basic and diluted), for the fourth quarter of 2008, an increase of 145%.

Year-End Results

For the year ended December 31, 2009, consolidated net sales totaled $41,295,000, compared to consolidated net sales of $44,981,000 for the year ended December 31, 2008.  For the year, CTI achieved net income of $1,003,000, or $0.36 per share (basic and diluted).  For the year ended December 31, 2008, CTI had a net profit of $1,154,000, representing $0.42 per share (basic) and $0.40 per share (diluted).

Key Factors and Trends

During 2009, CTI experienced a modest decline in revenues of 8.2% compared to 2008 revenues.  However, fourth quarter revenues increased by 9.2% over the same period of 2008, reflecting improved prospects toward the end of the year.  For the year, revenues from the sale of foil balloon products increased by 12.5%, from $17,629,000 in 2008 to $19,824,000 in 2009.  Revenues from the sale of pouch products declined in 2009 to $6,895,000 from $10,893,000 in 2008.  However, 2008 pouch revenues included significant sales in the first half of the year due to the initial purchases arising from the introduction of a vacuumable pouch product line for S.C. Johnson & Son.  In the second half of 2009, revenues from pouch sales were up substantially over the same period of 2008, reflecting CTI’s strong pouch sales in that period.

Gross margin levels declined modestly in 2009 to 22.3% from 22.9% in 2008.  This decline resulted principally from an increase in sales of certain novelty items that have higher costs in relation to their selling price.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash	$870,446	$180,578
Accounts receivable, (less allowance for doubtful accounts of $57,000 and $39,000 respectively)	7,320,181	5,821,593
Inventories, net	9,643,914	10,504,769
Net deferred income tax asset	706,754	674,872
Prepaid expenses and other current assets	607,127	506,225

Total current assets	19,148,422	17,688,037

Total property, plant and equipment, net	9,533,411	10,575,982

Total other assets	1,713,476	1,724,172

TOTAL ASSETS	$30,395,309	$29,988,191

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	16,734,520	16,222,180
Total long-term liabilities, less current maturities	4,881,568	6,018,655
Total Liabilities	21,616,088	22,240,835

Total CTI Industries Corporation stockholders' equity	8,762,663	7,734,600

Noncontrolling Interest	16,558	12,756

Total Equity	8,779,221	7,747,356

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$30,395,309	$29,988,191

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2009	2008	2009	2008

Net sales	$41,295,152	$44,980,674	$10,737,583	$9,832,048
Cost of sales	32,081,779	34,658,271	8,369,364	7,496,480
Gross profit	9,213,373	10,322,403	2,368,219	2,335,568

Operating expenses:
General and administrative	4,539,494	5,375,526	1,151,999	1,311,912
Selling	871,258	886,391	269,438	176,195
Advertising and marketing	1,576,225	1,677,900	363,059	413,016

Total operating expenses	6,986,977	7,939,817	1,784,496	1,901,123

Income from operations	2,226,396	2,382,586	583,723	434,445

Other (expense) income:
Interest expense	(1,085,107)	(1,031,457)	(260,355)	(232,146)
Other	(19,956)	50,003	(13,509)	(17,118)

Total other expense	(1,105,063)	(981,454)	(273,864)	(249,264)

Income before taxes	1,121,333	1,401,132	309,859	185,181

Income tax expense	114,391	246,779	12,604	64,454

Net Income	1,006,942	1,154,353	297,255	120,727

Less: Net income (loss) attributable to noncontrolling interest	3,802	222	779	(18)

Net income attributable to CTI Industries Corporation	$1,003,140	$1,154,131	$296,476	$120,745

Income applicable to common shares	$1,003,140	$1,154,131	$296,476	$120,745

Basic income per common share	$0.36	$0.42	$0.11	$0.04

Diluted income per common share	$0.36	$0.40	$0.11	$0.04

Weighted average number of shares and
equivalent shares of common stock outstanding:
Basic	2,765,277	2,763,017	2,738,063	2,808,720

Diluted	2,775,062	2,898,681	2,757,058	2,843,196